EXHIBIT 21

ENTERPRISE DIVERSIFIED, INC. AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

	State of Incorporation/Organization	Percentage Owned by Registrant
Bonhoeffer Capital Management, LLC	New York	100% (indirectly)
EDI Real Estate, LLC	Virginia	100% (directly)
Sitestar.net, Inc.	Virginia	100% (directly)
Willow Oak Asset Management, LLC	Delaware	100% (directly)
Willow Oak Asset Management Affiliate Management Services, LLC	Delaware	100% (indirectly)
Willow Oak Asset Management Fund Management Services, LLC	Delaware	100% (indirectly)
Willow Oak Capital Management, LLC	Delaware	100% (directly)